Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Profitable Fourth Quarter and Full Year Fiscal 2017

Company reports over 10% annual increase in Net Sales and Gross Profit

Westminster, MA – June 28, 2017 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the fourth quarter and full year periods ended March 31, 2017.

Year-end Recap

“Our consistent sharp focus on productivity initiatives and top line growth with key customers resulted in another year of operational and financial progress,” stated Alexander Shen, TechPrecision's Chief Executive Officer. “We have successfully executed, delivering clearly improved trends in profitability, working capital and cash, driving significant improvements to our balance sheet compared to March 31, 2016 levels, as we reported $3.1 million in cash and $5.0 million in working capital at March 31, 2017. In addition, we refinanced all our long-term debt in fiscal 2017, reducing the annual interest rates on our term loan and equipment loan to 5.21% and 7.9%, respectively."

“Our full year net income for fiscal 2017 was $5.1 million compared to net income of $1.4 million for fiscal year 2016,” added Mr. Shen. “The increase was primarily due to the release of the valuation allowance on specific deferred tax assets that are no longer required, resulting in a net tax benefit of $2.8 million, as well as a 10% increase in revenue, 11% increase in gross margin dollars, and lower interest expense. We monitor the status of our deferred tax assets on a regular basis, and we have concluded that under ASC 740, Accounting for Income Taxes, the release of part of the valuation allowance is necessary, primarily as a result of achieving sustained profitability in certain tax jurisdictions.”

“We endeavor to continuously improve our operational run rate and increase our gross margins and cash flows,” said Mr. Shen. “We will maintain our focus on winning new contracts with our established customers in the defense, nuclear and precision industrial sectors, utilizing our core competencies and know-how in custom, large scale, high-precision fabrication and machining to be a valued, high quality supplier. In particular, we continue to see meaningful opportunities in the defense sector, as well as with customers who serve the aerospace, nuclear and healthcare sectors.”

Full Year Fiscal 2017 Financial Results

•	Net sales increased 10% or $1.7 million to $18.6 million compared to $16.9 million in the year-ago period. Fiscal 2017 shipments to our defense and precision industrial customers increased by $2.2 million and $1.2 million, respectively. This increase more than offset a decrease of $1.7 million in shipments to our nuclear and energy market customers.
•	Gross profit in the full year of fiscal 2017 was $6.1 million compared to $5.5 million in fiscal 2016.
•	Selling, general and administrative expenses were $4.3 million in fiscal 2017, up from $3.4 million in the year-ago period, but only because of $1.2 million of stock based compensation costs incurred during fiscal 2017 compared with less than $0.1 million in fiscal 2016.
•	The Company recognized a gain of $1.1 million related to the settlement of a claims assignment, which was offset by the increased stock based compensation of $1.2 million.
•	Interest expense decreased in fiscal 2017 due to lower amortization and interest rates.
•	We recorded a net tax benefit of $2.8 million in fiscal 2017, primarily the result of the release of a valuation allowance on specific deferred tax assets.
•	Net income was $5.1 million for fiscal 2017 compared to a net income of $1.4 million in fiscal 2016, or $3.7 million higher primarily because of the tax valuation allowance release, but also due to increases in revenue and gross margin, and lower interest expense, as described above.
•	EBITDA was $3.6 million for the fiscal year ended March 31, 2017, compared to $2.9 million for the same period in fiscal 2016. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Fourth Quarter of Fiscal 2017 Financial Results

•	Net sales of $4.9 million were 1% higher when compared to the year-ago quarter.
•	Gross profit was $1.0 million compared to $1.7 million in the same quarter last year, due to a higher mix of lower margin contracts in the fourth quarter of fiscal 2017.
•	Selling, general and administrative expenses decreased by approximately 16% as the Company maintained lower spending on compensation and other employee related costs.
•	Fourth quarter 2017 net income of $3.1 million included a one-time favorable net benefit of $2.9 million related to the tax valuation allowance release.

Balance Sheet Summary

At March 31, 2017, TechPrecision had positive working capital of $5.0 million, a significant improvement when compared to working capital of $0.5 million at March 31, 2016. The Company had $3.1 million in cash and cash equivalents at March 31, 2017 approximately $1.7 million higher when compared to March 31, 2016. In addition, since the end of the fiscal 2016, we reduced our current liabilities by approximately $3.3 million. Shareholders’ equity has increased to $8.0 million at March 31, 2017 from $1.7 million at March 31, 2016.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 28, 2017. To participate in the live conference call, please dial 1-866-682-6100 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-255-5401. When prompted, reference TechPrecision.

A replay will be available until July 28, 2017. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 15889.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/event/15889.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. These forward-looking statements are often identified by the use of forward-looking terminology such as "believe,” “continue,” “expect,” “will” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including our ability to change the composition of our revenues and effectively reduce operating expenses, the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity, our ability to receive contract awards through competitive bidding processes, our ability to maintain standards to enable us to manufacture products to exacting specifications, our ability to enter new markets for our services, our reliance on a small number of customers for a significant percentage of our business, competitive pressures in the markets we serve, pricing and business development difficulties and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,066,156	$1,332,166
Accounts receivable, net	1,870,672	2,022,480
Costs incurred on uncompleted contracts, in excess of progress billings	2,097,221	2,395,642
Inventories- raw materials	141,792	128,595
Other current assets	422,096	530,808
Total current assets	7,597,937	6,409,691
Property, plant and equipment, net	4,912,202	4,814,184
Deferred income taxes	3,393,110	684,270
Other noncurrent assets, net	100,000	176,344
Total assets	$16,003,249	$12,084,489

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$365,308	$996,065
Accrued expenses	893,415	1,804,485
Income taxes payable	--	9,032
Advanced claims payment	--	507,835
Billings on uncompleted contracts, in excess of related costs	642,831	1,629,018
Current portion of long-term debt	717,481	953,106
Total current liabilities	2,619,035	5,899,541
Long-term debt, including capital leases	4,874,721	3,735,410
Deferred income taxes	521,430	684,270
Noncurrent accrued expenses	17,742	37,097
Stockholders' Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized,
28,824,593 shares issued and outstanding at March 31, 2017,
and 27,324,593 shares issued and outstanding at March 31, 2016	2,882	2,732
Additional paid in capital	8,258,820	7,094,749
Accumulated other comprehensive income	19,328	21,568
Accumulated deficit	(310,709)	(5,390,878)
Total stockholders' equity	7,970,321	1,728,171
Total liabilities and stockholders' equity	$16,003,249	$12,084,489

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Net sales	$4,931,096	$4,868,530	$18,550,674	$16,853,952
Cost of sales	3,895,862	3,136,857	12,454,542	11,360,206
Gross profit	1,035,234	1,731,673	6,096,132	5,493,746
Selling, general and administrative	754,131	902,544	4,336,987	3,385,009
Gain from claims assignment settlement	--	--	(1,122,287)	--
Income from operations	281,103	829,129	2,881,432	2,108,737
Other (expense) income	(266)	(332)	8,439	1,229
Interest expense	(60,022)	55,929	(644,021)	(752,280)
Total other expense, net	(60,288)	55,957	(635,582)	(751,051)
Income before income taxes	220,815	884,726	2,245,850	1,357,686
Income tax benefit	(2,875,875)	(768)	(2,834,319)	(768)
Net income	$3,096,690	$885,494	$5,080,169	$1,358,454
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	78	(2,210)	(2,240)	(1,993)
Other comprehensive income (loss), net of tax	78	(2,210)	(2,240)	(1,993)
Comprehensive income	$3,096,768	$883,284	$5,077,929	$1,356,461
Net income per share (basic)	$0.11	$0.03	$0.18	$0.05
Net income per share (diluted)	$0.11	$0.03	$0.18	$0.05
Weighted average number of shares outstanding (basic)	28,156,115	27,324,593	27,908,155	26,392,514
Weighted average number of shares outstanding (diluted)	29,112,083	27,684,009	28,611,074	26,572,737

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,080,169	$1,358,454
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	689,293	747,553
Amortization of debt issue costs	101,280	240,081
Loss on disposal of equipment	62,140	—
Stock based compensation expense	1,164,221	88,041
Changes in contract losses	(304,465)	(69,014)
Deferred income taxes	(2,871,680)	—
Gain from claims assignment settlement – noncash portion	(507,835)	—
Changes in operating assets and liabilities:
Accounts receivable	151,808	(1,196,117)
Costs incurred on uncompleted contracts, in excess of progress billings	298,421	(387,398)
Inventories – raw materials	(13,197)	6,217
Other current assets	108,692	7,411
Other noncurrent assets and liabilities	7,978	(193,906)
Accounts payable	(630,757)	(668,295)
Accrued expenses	(611,076)	180,687
Accrued taxes payable	(9,032)	9,032
Billings on uncompleted contracts, in excess of related costs	(986,187)	417,512
Advanced claims payment	—	507,835
Net cash provided by operating activities	1,729,773	1,048,093

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(787,808)	(17,600)
Capital expenditures for lighting project	—	(204,064)
Net cash used in investing activities	(787,808)	(221,664)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(198,449)	(100,472)
Proceeds from lighting project grant	—	204,064
Borrowings of short-term debt	6,227,500	—
Repayment of long-term debt	(5,236,617)	(933,651)
Net cash provided by (used in) financing activities	792,434	(830,059)
Effect of exchange rate on cash and cash equivalents	(409)	(529)
Net increase (decrease) in cash and cash equivalents	1,733,990	(4,159)
Cash and cash equivalents, beginning of period	1,332,166	1,336,325
Cash and cash equivalents, end of period	$3,066,156	$1,332,166

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

	Year ended March 31, 2017	Year ended March 31, 2016
Net income	$5,080,169	$1,358,454
Income tax benefit	(2,834,319)	(768)
Interest expense (1)	644,021	752,280
Depreciation	689,293	747,553
EBITDA	$3,579,164	$2,857,519

(1)	Includes amortization of debt issue costs.

The Company defines EBITDA as net income plus interest, income taxes, depreciation and amortization.  The Company presents EBITDA because the Company believes EBITDA provides the Company’s board of directors, management and investors with a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company also believe that EBITDA is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, and is a measure contained in our debt covenants. However, while we consider EBITDA to be an important measure of operating performance, EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. See the Company's Annual Report filed on Form 10-K for a discussion of the use of EBITDA.

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